CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this to Registration Statement on the Amended Form F-1 of RNK Global Development Acquisition Corp. (the “Company”), a development stage company of our report dated March 20, 2012, which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to our audit of the financial statements, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ RBSM LLP

New York, New York
April 27, 2012